Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	donnaegan@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS THIRD QUARTER 2015 RESULTS; ANNOUNCES $150 MILLION SHARE REPURCHASE AUTHORIZATION

PHOENIX, Ariz. – (Globe Newswire) – November 5, 2015 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today reported results for the 13-week third quarter ended September 27, 2015. The company also announced that its Board of Directors has authorized the company to repurchase, on a discretionary basis, up to $150 million of its outstanding common stock over the next two years.

Third Quarter Highlights:

•	Net sales of $903.1 million; an 18% increase from the same period in 2014
•	Comparable store sales growth of 5.8% and two-year comparable store sales growth of 14.9%
•	Net income of $32.0 million and diluted earnings per share of $0.21
•	Adjusted net income of $32.6 million; a 19% increase from the same period in 2014
•	Adjusted diluted earnings per share of $0.21; a 17% increase from the same period in 2014
•	Adjusted EBITDA of $73.5 million; a 12% increase from the same period in 2014
•	Increased guidance for 2015 and revised mid-term financial targets

“Sprouts’ commitment to health and value continues to resonate with customers seeking fresh, natural and organic products at great prices, driving 34 consecutive quarters of positive comparable store sales growth,” said Amin Maredia, chief executive officer of Sprouts Farmers Market. “Top-line sales increased through strong promotions and operational execution which drove increased customer traffic trends. Looking ahead, we continue to focus on product innovation, private label growth, great operational execution and 14% unit growth coast-to-coast.”

In order to aid understanding of the company’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented adjusted net income, adjusted earnings per share and adjusted EBITDA, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release.  Where applicable, results are first presented on a GAAP basis and then on an adjusted basis.

Third Quarter 2015 Financial Results

Net sales for the third quarter of 2015 were $903.1 million, an 18% increase compared to the same period in 2014.  Net sales growth was driven by a 5.8% increase in comparable store sales and solid performance in new stores opened.

Gross profit for the quarter increased 16% to $261.5 million, resulting in a gross profit margin of 29.0%, a decrease of 50 basis points compared to the same period in 2014.  This primarily reflects the impact of continued price investments in certain categories.

Direct store expense (“DSE”) as a percentage of sales for the quarter increased 30 basis points to 19.7% compared to the same period in 2014.  DSE included $0.9 million of pre-tax loss on disposal of assets in the third quarter of 2015. Excluding this item, DSE as a percentage of sales increased 20 basis points to 19.6% due to the timing of capitalization of store development expense, higher labor costs at new stores and increased investments in employee training.  This was partially offset by lower utilization of medical benefits and lower bonus expense.

Selling, general and administrative expenses (“SG&A”) as a percentage of sales for the quarter decreased 10 basis points to 3.0%, compared to the same period in 2014. SG&A included $0.9 million of pre-tax secondary offering expenses in the third quarter of 2014. Excluding this item, SG&A as a percentage of sales was unchanged at 3.0%. This was primarily driven by lower bonus expense, as well as lower advertising costs as a percentage of sales from a decrease in the number of new stores opened in the third quarter compared to the prior year. This was offset by higher stock compensation expense due to management transitions during the quarter and higher corporate overhead as we continue to build out infrastructure to support our growth.

Net income for the quarter was $32.0 million, or diluted earnings per share of $0.21, up $5.9 million from the same period in 2014.  Net income for the quarter included $0.2 million of pre-tax store closure and exit costs and $0.9 million of pre-tax loss on disposal of assets. Net income for the third quarter of 2014 included $1.1 million pre-tax loss on extinguishment of debt and $0.9 million of pre-tax secondary offering expenses.  Excluding these items, adjusted net income for the quarter increased 19% to $32.6 million, compared to $27.4 million for the same period in 2014, and adjusted EBITDA increased 12% to $73.5 million, compared to $65 million for the same period in 2014.  Adjusted diluted earnings per share was $0.21, a 17% increase from adjusted diluted earnings per share of $0.18 for the same period in 2014.  These increases were driven by higher sales, the benefit from lower interest expense due to a voluntary pay-down on our revolving credit facility and a more favorable interest rate resulting from our April 2015 refinancing, and a lower effective tax rate.

Fiscal Year-to-Date Financial Results

For the 39-week period ended September 27, 2015, net sales were $2.7 billion, or an increase of 19% compared to the same period in 2014.  Growth was driven by a 5.2% increase in comparable store sales and solid performance in new stores opened.  Net income was $100.8 million, up $10.8 million from the same period in 2014. Net income year-to-date included $5.5 million pre-tax loss on extinguishment of debt; $1.7 million pre-tax store closure and exit costs; $0.3 million pre-tax secondary offering expenses; and $1.3 million pre-tax loss on disposal of assets. Net income through the third quarter of 2014 included $2.3 million pre-tax secondary offering expenses; $1.1 million pre-tax loss on disposal of assets; $1.1 million pre-tax loss on extinguishment of debt; and $0.4 million pre-tax store closure and exit costs.   Excluding these items, adjusted net income for the period increased 14% to $106.3 million compared to $93.0 million for the same period in 2014.  Adjusted EBITDA increased 11% to $235.4 million, compared to $212.0 million for the same period in 2014. Adjusted diluted earnings per share was $0.68, a 13% increase from adjusted diluted earnings per share of $0.60 from the same period in 2014.

Growth and Development

During the third quarter of 2015, we opened eight new stores: one each in Colorado, Kansas, New Mexico, and Tennessee, and two each in Georgia and Texas. This brings 2015 new store openings to 26, for a total of 216 stores in 13 states as of November 5, 2015.   We expect to open one additional store in the fourth quarter for a total of 27 stores in 2015.

Leverage and Liquidity

We generated cash from operations of $179.1 million year-to-date through September 27, 2015 and invested $79.3 million in capital expenditures net of landlord reimbursement, primarily for new stores. We ended the third quarter with a $160.0 million balance on its revolving credit facility, $2.5 million of letters of credit outstanding under the facility, and $132.0 million in cash and cash equivalents.

Share Repurchase Authorization

On November 4, 2015, our Board of Directors authorized a $150 million common stock share repurchase program.  The shares may be purchased from time to time over a two year period, subject to general business and market conditions and other investment opportunities, through open market purchases, privately negotiated transactions or other means, including through Rule 10b5-1 trading plans.  The repurchase program may be commenced, suspended or discontinued at any time.

2015 Outlook

We note that fiscal year 2015 is a 53-week year, with the extra week falling in the fourth quarter.  We estimate the impact on earnings from the 53rd week will be approximately $0.03 per diluted share. The following provides information on our guidance for 2015:

Q4 2015 Guidance
Comparable store sales growth	5% to 6%
Two-year combined comparable store sales growth	14% to 15%

Full-year 2015 53-Week Guidance
Net sales growth (1)	19% to 21%
Unit growth	27 new stores
Comparable store sales growth (2)	5% to 5.5%
Adjusted EBITDA growth	11% to 13%
Adjusted net income growth	16% to 18%
Adjusted diluted earnings per share (3)	$0.83 to $0.84
Capital expenditures	$100M - $110M
(net of landlord reimbursements)

The company’s adjusted diluted earnings per share, adjusted net income and adjusted EBITDA guidance for the year do not include charges and costs which are expected to be similar to those charges and costs excluded from adjusted diluted earnings per share, adjusted net income and adjusted EBITDA in prior periods. Please see the explanation and reconciliation of these non-GAAP measures to the comparable GAAP measures for the thirteen weeks ended September 27, 2015 and September 28, 2014 in the tables included below.

(1)	On a 52-week to 52-week basis the company expects total sales growth of 17% to 19%.
(2)	Comparable store sales growth is on an equal 52-week to 52-week basis.
(3)	Based on a weighted average share count of approximately 156 million shares for 2015.

Mid-term Financial Targets

“We are accelerating investments across the enterprise in product innovation, business intelligence and our team, to build on our industry leading sales momentum and support long-term growth. As a result, we are adjusting our mid-term EBITDA and EPS guidance, while maintaining our sales and unit growth targets.  These investments will allow Sprouts to remain an innovator in the natural and organic sector and increase our relevance to customers,” said Amin Maredia, chief executive officer of Sprouts Farmers Market.

The following provides information on our revised mid-term financial targets:

Mid-term Guidance
Net sales growth	15% plus
Unit growth	14%
Comparable store sales growth	Mid-single digits
Adjusted EBITDA growth	12% to 16%
Adjusted diluted earnings per share	14% to 18%

Third Quarter Conference Call

We will hold a conference call at 8 a.m. Mountain Standard Time (10 a.m. Eastern Standard Time) on Thursday, November 5, 2015, during which Sprouts executives will further discuss our third quarter 2015 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at http://investors.sprouts.com. Participants should register on the website approximately 10 minutes prior to the start of the webcast.

The conference call will be available via the following dial- in numbers:

•	U.S. Participants: 877-398-9481

•	International Participants: Dial +1-408-337-0130
•	Conference ID: 62247023

The audio replay will remain available for 72 hours and can be accessed by dialing 855-859-2056 (toll-free) or 404-537-3406 (international) and entering the confirmation code: 62247023.

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable.   These expectations are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management “anticipates,” “plans,” “estimates,” “expects,” or “believes,” or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding continued investment and innovation in our brand, planned unit growth and purchases under the share repurchase program, the company’s guidance and outlook for 2015 and mid-term financial targets. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release.  These risks and uncertainties include, without limitation, risks associated with the company’s ability to successfully compete in its intensely competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its rapid growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K.  The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. is a healthy grocery store offering fresh, natural and organic foods at great prices. Sprouts offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts employs more than 20,000 team members and operates more than 200 stores in thirteen states from coast to coast. For more information, visit www.sprouts.com or @sproutsfm on Twitter.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net sales	$903,069	$766,415	$2,662,728	$2,232,831
Cost of sales, buying and occupancy	641,612	540,367	1,879,839	1,558,876
Gross profit	261,457	226,048	782,889	673,955
Direct store expenses	177,990	148,633	518,561	430,019
Selling, general and administrative expenses	27,075	24,015	74,492	69,594
Store pre-opening costs	1,825	3,684	7,105	7,051
Store closure and exit costs	167	60	1,711	393
Income from operations	54,400	49,656	181,020	166,898
Interest expense	(3,685)	(6,157)	(13,990)	(19,144)
Other income	171	281	345	477
Loss on extinguishment of debt	—	(1,138)	(5,481)	(1,138)
Income before income taxes	50,886	42,642	161,894	147,093
Income tax provision	(18,900)	(16,577)	(61,119)	(57,144)
Net income	$31,986	$26,065	$100,775	$89,949
Net income per share:
Basic	$0.21	$0.17	$0.66	$0.60
Diluted	$0.21	$0.17	$0.65	$0.58
Weighted average shares outstanding:
Basic	153,585	150,241	153,071	149,227
Diluted	155,952	154,306	155,841	153,879

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	September 27, 2015	December 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$132,000	$130,513
Accounts receivable, net	24,997	14,091
Inventories	161,789	142,793
Prepaid expenses and other current assets	11,279	11,152
Deferred income tax asset	31,806	35,580
Total current assets	361,871	334,129
Property and equipment, net of accumulated depreciation	482,317	454,889
Intangible assets, net of accumulated amortization	193,207	194,176
Goodwill	368,078	368,078
Other assets	19,082	17,801
Total assets	$1,424,555	$1,369,073
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$138,656	$112,877
Accrued salaries and benefits	23,436	29,687
Other accrued liabilities	41,077	41,394
Current portion of capital and financing lease obligations	14,625	29,136
Current portion of long-term debt	—	7,746
Total current liabilities	217,794	220,840
Long-term capital and financing lease obligations	116,668	121,562
Long-term debt	160,000	248,611
Other long-term liabilities	95,469	74,071
Deferred income tax liability	17,980	18,600
Total liabilities	607,911	683,684
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 153,589,350 and 151,833,334 shares issued and outstanding, September 27, 2015 and December 28, 2014, respectively	154	152
Additional paid-in capital	573,526	543,048
Retained earnings	242,964	142,189
Total stockholders’ equity	816,644	685,389
Total liabilities and stockholders’ equity	$1,424,555	$1,369,073

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Thirty-Nine Weeks Ended
	September 27, 2015	September 28, 2014
Cash flows from operating activities
Net income	$100,775	$89,949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	50,665	40,586
Accretion of asset retirement obligation and closed facility reserve	251	755
Amortization of financing fees and debt issuance costs	617	1,152
Loss on disposal of property and equipment	1,257	1,038
Equity-based compensation	4,776	4,194
Loss on extinguishment of debt	5,481	1,138
Deferred income taxes	3,155	13,067
Changes in operating assets and liabilities:
Accounts receivable	(11,150)	(4,654)
Inventories	(18,996)	(21,848)
Prepaid expenses and other current assets	(25)	1,617
Other assets	(444)	(5,474)
Accounts payable	28,641	7,094
Accrued salaries and benefits	(6,251)	3,374
Other accrued liabilities and income taxes payable	(370)	5,814
Other long-term liabilities	20,709	13,499
Net cash provided by operating activities	179,091	151,301
Cash flows from investing activities
Purchases of property and equipment	(97,390)	(96,099)
Proceeds from sale of property and equipment	49	232
Net cash used in investing activities	(97,341)	(95,867)
Cash flows from financing activities
Proceeds from revolving credit facility	260,000	—
Payments on revolving credit facility	(100,000)	—
Payments on term loan	(261,250)	(55,250)
Payments on capital lease obligations	(492)	(426)
Payments on financing lease obligations	(2,575)	(2,186)
Payments of deferred financing costs	(1,896)	—
Cash from landlords related to financing lease obligations	—	577
Excess tax benefit for exercise of stock options	19,584	35,041
Proceeds from the exercise of stock options	6,366	7,605
Net cash (used in) provided by financing activities	(80,263)	(14,639)
Net (decrease) increase in cash and cash equivalents	1,487	40,795
Cash and cash equivalents at beginning of the period	130,513	77,652
Cash and cash equivalents at the end of the period	$132,000	$118,447

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the company has presented adjusted net income, adjusted earnings per share and adjusted EBITDA. These measures are not in accordance with, and are not intended as an alternative to, GAAP. The company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the company, and they are a component of incentive compensation. The company defines adjusted net income as net income excluding store closure and exit costs, gain and losses from disposal of assets, expenses incurred by the company in its secondary public offerings and employment taxes paid by the company in connection with options exercised in those offerings (“Public Offering Expenses”), the loss on extinguishment of debt and the related tax impact of those adjustments. The company defines adjusted basic and diluted earnings per share as adjusted net income divided by the weighted average basic and diluted shares outstanding. The company defines EBITDA as net income before interest expense, provision for income tax, and depreciation and amortization, and defines adjusted EBITDA as EBITDA excluding store closure and exit costs, gains and losses from disposal of assets, Public Offering Expenses and the loss on extinguishment of debt.

These non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, none of these non-GAAP measures should be considered as a measure of discretionary cash available to use to reinvest in growth of the company’s business, or as a measure of cash that will be available to meet the company’s obligations. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

The following table shows a reconciliation of adjusted net income and adjusted EBITDA to net income, and adjusted earnings per share to net income per share, for the thirteen and thirty-nine weeks ended September 27, 2015 and September 28, 2014:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net income	$31,986	$26,065	$100,775	$89,949
Income tax provision	18,900	16,577	61,119	57,144
Net income before income taxes	50,886	42,642	161,894	147,093
Store closure and exit costs (a)	167	60	1,711	393
Loss on disposal of assets (b)	869	95	1,274	1,088
Secondary offering expenses including employment taxes on options exercises (c)	—	893	335	2,339
Loss on extinguishment of debt (d)	—	1,138	5,481	1,138
Adjusted income tax provision (e)	(19,285)	(17,427)	(64,442)	(59,070)
Adjusted net income	32,637	27,401	106,253	92,981
Interest expense, net	3,684	6,157	13,981	19,143
Adjusted income tax provision (e)	19,285	17,427	64,442	59,070
Adjusted earnings before interest and taxes (EBIT)	55,606	50,985	184,676	171,194
Depreciation, amortization and accretion	17,874	14,465	50,714	40,822
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$73,480	$65,450	$235,390	$212,016
Adjusted Net Income Per Share
Net income per share—basic	$0.21	$0.17	$0.66	$0.60
Per share impact of net income adjustments	$—	$0.01	$0.03	$0.02
Adjusted net income per share—basic	$0.21	$0.18	$0.69	$0.62
Net income per share—diluted	$0.21	$0.17	$0.65	$0.58
Per share impact of net income adjustments	$—	$0.01	$0.03	$0.02
Adjusted net income per share—diluted	$0.21	$0.18	$0.68	$0.60

(a)

Store closure and exit costs represents reserves established for closed stores and facilities, adjustments to those reserves for changes in expectations for sublease or actual subleases or settlements with landlords.  Ongoing expenses related with the closed facilities are also included.  The company excludes store closure and exit costs from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(b)

Loss on disposal of assets represents the losses recorded in connection with the disposal of property and equipment.  The company excludes losses on disposals of assets from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(c)

Secondary offering expenses including employment taxes on options exercises represents expenses the company incurred in its secondary public offerings and employment taxes paid by the company in connection with options exercised in those offerings. The company has excluded these items from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.

(d)

Loss on extinguishment of debt for the thirty-nine weeks ended September 27, 2015 represents expenses the company recorded in connection with its April 2015 refinancing including write-off of deferred financing costs and original issue discounts associated with the former credit agreement.  For the thirteen and thirty-nine weeks ended September 28, 2014, loss on extinguishment of debt represents the write-off of deferred financing costs and original issue discounts related to unscheduled repayment of debt. The company has excluded these items from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.

(e)

Adjusted income tax provision for all periods presented represents the income tax provision plus the tax effect of the adjustments described in notes (a) through (d) above based on statutory tax rates for the period. The company has excluded these items from its adjusted income tax provision because management believes they do not directly reflect the ongoing performance of its store operations and are not reflective of its ongoing income tax provision.

###

Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

11/5/15